EXHIBIT
AUDIT COMMITTEE CHARTER

I.  PURPOSE

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Bar Harbor Bankshares (the "Company") to assist the Board in their responsibilities to oversee the independence of the independent auditor and to evaluate the financial reporting practices, accounting policies, internal controls and disclosure controls structures of the Company and its subsidiaries.

II.  COMPOSITION

The Committee will be comprised of at least three directors. The members of the Committee shall meet the independence requirements of the American Stock Exchange ("AMEX"), Section 121A and Rule 10A(m)(3) of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations of the Securities and Exchange Commission ("the Commission). Members must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. The members of the Committee shall be appointed by the Board on the recommendation of the Governance Committee comprised entirely of independent directors to the extent required by AMEX rules. The Board may replace committee members. The Board will elect one Committee member as the Committee Chair. The Board shall appoint at least one member to this Committee that qualifies as a "financial expert" as defined by Commission regulations. The Company shall disclose the name of the Committee’s financial expert and whether or not that member is independent in reports filed with the Commission. If the Board is unable to appoint a financial expert to the Committee, the Company shall disclose that fact and reasons for the absence in reports filed with the Commission.

III.  AUTHORITY

The Committee has authority to investigate any matter or activity involving financial accounting, financial reporting, and the internal controls of the Company. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering and issuing an audit report and to any advisors employed by the Committee. All employees will be directed to cooperate with the Committee.

IV. MEETINGS

The Committee shall meet as often as it determines necessary, but no less frequently than quarterly. The Committee may, at its discretion, meet in separate executive sessions with the chief executive officer, chief financial officer, independent auditor and internal auditor. The Committee may request that any officer or employee of the Company or the Company’s outside counsel or independent auditor attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.  ATTENDANCE

  Committee members will strive to be present at all meetings.

VI. RESPONSIBILITIES AND DUTIES

The Committee shall have the sole authority to appoint and replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall prepare the "Audit Committee Report" required by the Commission Regulation S-K, Item 306, to be included in the Company’s annual proxy statement.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Act which are approved by the Committee prior to the completion of the audit.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee for ratification at its next scheduled meeting.

The Committee shall meet privately with the Independent Auditor as it deems necessary but in no event less frequently than may be required by AMEX rules.

The Committee shall be responsible for the review and oversight of all related party transactions entered into by the Company.

The Committee shall assist the Board in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to shareholders and the Commission; (ii) the review of quarterly financial statements; (iii) the system of internal controls and disclosure controls that management has established; and (iv) the internal audit, external audit and loan review processes. The Committee will make regular reports to the Board concerning its activities.

To fulfill its responsibilities and duties the Audit Committee shall:

  Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval in compliance with applicable Amex Audit Committee requirements. The charter is to be published as an appendix to the proxy statement every three years.
  Review the scope and general extent of the independent auditor’s annual audit. The Committee’s review should include an explanation from the independent auditor of the factors considered by the independent auditor in determining the audit scope, including the major risk factors. The independent auditor should confirm to the Committee that no limitations have been placed on the scope or nature of its audit procedures. The Committee will review annually with management the fee arrangement with the independent auditor.
  Discuss with management and the internal auditor and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.
  Review with management and the internal auditor and the independent auditor the Company’s accounting and financial reporting controls and disclosure controls and any special steps adopted in light of any material control deficiencies.
  Review with management, the internal auditor and the independent auditor significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Solicit the independent auditor’s judgment about the quality, not just the acceptability, of the Company’s accounting principles used in financial reporting. Review legal and regulatory matters that may significantly impact the financial affairs or operations of the Company.
  Review the independence of the independent auditor and obtain from the independent auditor, at least annually, a formal written statement delineating all relationships between the independent auditor and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
  Review and discuss with financial management and the independent auditor the quarterly financial statements preferably prior to the release of earnings but no later than the filing of Form 10-Q. The review will focus on the impact of significant events, transactions and changes in accounting estimates considered by the independent auditor in performing its review of the Company’s interim financial statements. The Chair of the Committee, or another member designated by the Chair, may represent the entire Committee for purpose of this review.
  At the completion of the annual audit, review with management, internal audit and the independent auditor the following:
  The annual financial statements and related footnotes and financial information to be included in the Company’s annual report to shareholders and on Form 10-K.
  Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.
  Any significant changes to the audit plan and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditor during the audit, including access to all requested records, data and information. Inquire of the independent auditor whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused the auditor to issue a nonstandard report on the Company’s financial statements.
  Other required communications by the independent auditor under Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit and the quality of the Company’s accounting principles. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.
  Meet with management, the internal auditor and the independent auditor to discuss any relevant significant recommendations that the independent auditor may have, particularly those characterized as "reportable conditions." The Committee should review responses of management to the reportable conditions from the independent auditor and receive follow-up reports on action taken concerning the recommendations.
  Review the appointment, performance, replacement and compensation of the internal auditor. The internal auditor will report directly to the Committee Chairman and for administrative purposes to the CEO of Bar Harbor Bankshares.
  Review and approve the scope and any significant changes to the annual internal audit and loan review plans. Evaluate the internal auditor’s risk assessment of the Company’s activities used in developing the annual audit plan.
  Receive reports of major findings from the internal auditor and evaluate management’s response in addressing the reported conditions.
  Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or disclosure controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls and disclosure controls.
  Ensure the rotation of the lead (or coordinating) independent audit partner having primary responsibility for the audit and the independent audit partner responsible for reviewing the audit as required by law.
  Recommend to the Board of the Company a policy for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
  Periodically review the Company’s code of conduct to ensure that it is adequate and up-to-date. Review the monitoring of compliance with the Company’s code of conduct.
  Perform such other functions as assigned by law, the Company’s Articles of Incorporation or bylaws, or the Board of Directors.

VII. Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.